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                                                                   EXHIBIT 23.3b

                        Independent Auditors' Consent

The Board of Directors
Specialty Trust, Inc. and Subsidiary:

We consent to the use of our reports dated March 18, 2003, with respect to the consolidated balance sheet of Specialty Trust, Inc. and Subsidiary as of December 31, 2002 and the related consolidated statements of earnings, stockholders' equity and comprehensive income, and cash flows and schedule IV for the year ended December 31, 2002 and the reference to our firm under the heading "Experts" in the Prospectus.

/s/ KPMG LLP

Sacramento, California
July 23, 2003